Exhibit 99.1

National Bank Holdings Corporation Announces Third Quarter 2013 Financial Results

Greenwood Village, Colorado - (BusinessWire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $0.9 million, or $0.02 per diluted share, for the third quarter of 2013, compared to net income of $2.9 million, or $0.06 per diluted share, during the second quarter of 2013. Included in the third quarter of 2013 were one-time after tax expenses of $2.1 million, or $0.04 per diluted share, related to the previously announced banking center closures.

In announcing these results, President and Chief Executive Officer Tim Laney said, "During the third quarter, we took important steps to increase focus on our core markets and improve our operating efficiency. We announced our year-end exit of California and the integration of our 32 limited-service retirement center locations into our full-service banking centers across our core geography of Colorado, Kansas, Missouri and Texas. Loan originations continued to increase, reaching $191.7 million in the quarter, 50% higher than the same quarter in 2012. The strength of our loan originations, which outpaced our collections of acquired problem loans, led to achievement of the important milestone of growing total loans quarter over quarter for the first time in the short history of our company."

Third Quarter 2013 Highlights

•	Grew the strategic loan portfolio by $102.7 million, or 33.2% annualized, driven by $191.7 million in originations, a 13.6% linked quarter increase in originations.

•	Successfully exited $83.1 million, or 66.5% annualized, of the non-strategic loan portfolio.

•	Reached an important milestone at September 30, 2013 as total loans grew $19.5 million over June 30, 2013.

•	Added a net $15.1 million to accretable yield for the acquired loans accounted for under ASC 310-30, complemented by $0.3 million in provision reversals within that portfolio.

•	Credit quality of the non 310-30 loan portfolio continued to improve, with non-performing loans decreasing to 2.31% of total non 310-30 loans at September 30, 2013 from 2.63% at June 30, 2013.

•	Net interest income totaled $45.5 million, increasing $1.2 million from the prior quarter, as it benefited $2.5 million from the early pay off of one loan pool.

•	Operating costs before the banking center closure charges and problem loan/OREO workout expenses decreased $0.2 million from the prior quarter.

•	Problem loan/OREO workout expenses totaled $1.6 million, improving $1.8 million from the prior quarter.

•	Repurchased 164,154 shares at a weighted average price of $19.84 per share.

•	Tangible common book value per share was $18.60 before consideration of the excess accretable yield value of $0.59 per share.

•	Approximately $400 million in excess strategic capital (above 10% leverage ratio), which positions us for future growth opportunities.

Third Quarter 2013 Results
(All comparisons refer to the second quarter of 2013, except as noted)

Net Interest Income
Net interest income totaled $45.5 million for the third quarter of 2013, increasing $1.2 million compared to the prior quarter. The linked quarter increase was largely the result of higher yields on the ASC 310-30 loan portfolio (acquired loan pools) as a result of the additional transfers to accretable yield in recent quarters, coupled with the early payoff of one loan pool, which resulted in an immediate recognition of $2.5 million of accretable yield during the quarter. The increase in yield on these loans was partially offset by lower average balances as we continue to actively exit the non-strategic loan portfolio. A one basis point increase in yield earned on interest earning assets was complemented by a two basis point decrease in the cost of deposits. As a result, the third quarter net interest margin widened by three basis points to 3.80% and includes a 0.21% benefit from the one-time recognition of $2.5 million in accretable yield.

Loans
Strategic loans increased $102.7 million, or 33.2% annualized, over the prior quarter to $1.3 billion at September 30, 2013. Loan originations increased to $191.7 million during the third quarter, a $22.9 million increase from the second quarter of 2013, primarily due to increased commercial loans. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our current underwriting standards.

Total loans increased $19.5 million, or 4.5% annualized, from the prior quarter, ending the third quarter of 2013 at $1.7 billion. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships decreased $83.1 million during the quarter, or 66.5% annualized, as adversely rated and other non-strategic relationships paid off or paid down.

Asset Quality and Provision for Loan Losses
“Our credit quality continues to be very good as we benefit from prudent underwriting standards and successful workout efforts,” said Chief Financial Officer Brian Lilly. “During the third quarter, we transferred an additional $15.1 million, net, from non-accretable yield to accretable yield, which we will recognize over the lives of the acquired loan pools. We also recovered $0.3 million of previously recorded impairments on ASC 310-30 loans as a result of improved cash flows. Our life-to-date benefit of accretable yield net of impairments is $118.0 million, further validating our conservative acquisition due diligence process and our ongoing workout efforts.” Mr. Lilly continued, “FDIC loss-sharing agreements cover 21% of loans and 62% of OREO. As a result, we have one of the lowest risk-weighted assets to total assets ratio in the industry at 38%. Additionally, 45% of the loan portfolio carries acquisition discounts and 29% of loans are accounted for under ASC 310-30 in acquired loan pools.”

Loans accounted for under ASC 310-30 totaled $513.0 million at September 30, 2013 and decreased $104.5 million during the third quarter, an annualized decrease of 67.1%, reflecting workout efforts on these purchased loans. One commercial and industrial loan pool, totaling $16.9 million and covered by a loss-sharing agreement, remains on non-accrual status with the balance decreasing $1.8 million compared to June 30, 2013 as cash payments are applied to the book balance.

Non 310-30 loans totaled $1.2 billion and represented 70.6% of total loans at September 30, 2013. These loans are comprised of originated loans and acquired loans not accounted for under the ASC 310-30 acquired loan pool accounting. Net charge-offs on the non 310-30 loans improved during the third quarter and totaled $0.6 million, resulting in an annualized net charge-off ratio of 0.20%. Improvements in credit quality trends of the non 310-30 loan portfolio were seen in both past due and non-performing loans during the quarter and were reflected in a provision for loan losses on the non 310-30 loans of $0.8 million. Within the non 310-30 portfolio, the ratio of non-performing loans to loans improved to 2.31% at September 30, 2013 from 2.63% at June 30, 2013. OREO ended the quarter at $70.8 million, a decrease of $8.5 million, primarily due to sales of $17.0 million offset with transfers from the loan portfolio of $7.0 million. Of the $70.8 million of OREO at September 30, 2013, $44.1 million, or 62.3%, were covered by the loss sharing agreements with the FDIC.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.5 billion during the third quarter, increasing $95.8 million, or 15.6% annualized. Total deposits and client repurchase agreements averaged $4.1 billion during the third quarter, increasing $29.0 million, or 2.8% annualized, driven by an increase in client repurchase agreement balances that more than offset the decrease in time deposits. The mix of transaction deposits to total deposits improved to 61.2% at September 30, 2013. Additionally, the average cost of total deposits improved two basis points to 0.40% in the third quarter from 0.42% during the prior quarter. The balance sheet is strongly funded by client deposits and client repurchase agreements, and at September 30, 2013, these client fundings comprised 98.5% of total liabilities.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related income) totaled $8.7 million during the third quarter of 2013 and decreased $0.4 million compared to the prior quarter as a $0.3 million increase in service charge and bank card income was primarily offset by a $0.3 million decrease in OREO income and a $0.2 million decrease in gains on previously charged off acquired loans. Included in total non-interest income is a net $3.6 million decrease in FDIC-related income as a result of additional negative accretion on the indemnification asset due to better performance of the underlying covered assets and higher loss sharing on realized gains on OREO.

Non-Interest Expense
Non-interest expense totaled $46.6 million during the third quarter of 2013, an increase of $1.4 million from the previous quarter. The increase in non-interest expense during the quarter was due to the $3.4 million of one-time charges in connection with the previously announced plans to integrate 32 limited-service retirement center locations (acquired in our 2010 purchase of Hillcrest Bank) and exit four banking centers in Northern California (acquired in our 2011 purchase of Community Banks of Colorado). "We remained focused on improving our operating efficiency and believe we are well positioned to continue growing revenue while reducing expense," said Mr. Laney. OREO and problem loan expenses decreased $1.8 million from the second quarter as higher gains on sale of OREO were realized. The OREO and problem loan expenses are expected to continue to fluctuate quarterly as we resolve the acquired problem asset portfolio. Excluding problem loan/OREO workout expenses and the banking center closure charges previously mentioned, non-interest expense decreased $0.2 million from the prior quarter.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Stockholders’ equity totaled $1.0 billion at September 30, 2013 and decreased $13.0 million during the third quarter, primarily due to a $9.4 million decrease in accumulated other comprehensive income (loss), net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. In addition, share repurchases made during the quarter contributed to a $3.3 million decrease in stockholders’ equity. During the quarter, 164,154 shares were repurchased at a weighted average price of $19.84 per share. To date, 1,114,868 shares have been repurchased under the $25 million repurchase authorization, leaving a $4.4 million repurchase authorization.

Tangible common book value per share at September 30, 2013 was $18.60, compared to $18.76 at June 30, 2013, and the tangible common equity to tangible assets ratio decreased one basis point during the quarter ending at 18.74%. Both decreases were driven by the decrease in accumulated other comprehensive income related to market value fluctuations in the investment portfolio. During the quarter, we modified the calculation of tangible common book value to adjust for goodwill net of deferred tax liabilities, driven by the asset purchase structure used in our bank acquisitions. The modified calculation has added $0.09 per share to the tangible common book value and 0.07% to the tangible common equity to tangible assets ratio at September 30, 2013. All prior periods have been restated.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the September 30, 2013 accretable yield balance on the ASC 310-30 loans of $124.1 million would add $1.48 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on ASC 310-30 loans and the accretable yield on the FDIC indemnification asset and then calculate the excess above a 4.5% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.59 after-tax to our tangible book value per share as of September 30, 2013.
Year-Over-Year Review
(All comparisons refer to the first nine months of 2012)
Net income for the first nine months of 2013 was $5.9 million, or $0.11 per diluted share, compared to a net loss of $3.5 million for the first nine months of 2012, or $0.07 per diluted share.  Included in the nine months ended September 30, 2012 were one-time after tax expenses of $11.2 million, or $0.22 per diluted share, related to our initial public offering completed in September 2012. Net interest income decreased $19.3 million, which resulted from the lower balances of ASC 310-30 loans as non-strategic loans were paid off or paid down, coupled with lower yields earned on the investment portfolio and on the non 310-30 loan portfolio.  Loan originations increased 59.5% to $469.8 million from $294.6 million in the same period of the prior year.
Average balances of interest bearing liabilities decreased $616.6 million, driven by a $684.2 million decrease in average time deposits as many of these customers were single-service, highly rate-sensitive customers of the problem banks that we purchased. Since the completion of these acquisitions, we have focused our deposit base on clients who are interested in market rate time deposits and developing a banking relationship. As a result of the lower yield on earning assets, the net interest margin narrowed 13 basis points to 3.82% during the nine months ended September 30, 2013 from 3.95% during the same period of 2012.
Provision for loan loss expense was $3.5 million during the first nine months of 2013, compared to $25.3 million during the first nine months of 2012, a decrease of $21.8 million. The decrease in provision was due to lower impairment charges on the ASC 310-30 loan pools coupled with reduced net charge-offs in the non 310-30 portfolio.
Non-interest income was $17.8 million in the first nine months of 2013 compared to $28.4 million during the same period in 2012, a decrease of $10.6 million, which was largely due to a $8.7 million decrease in FDIC-related income coupled with a $1.5 million decrease in gain on previously charged-off acquired loans, and a $0.7 million decrease in gain on sale of securities.
Non-interest expense totaled $139.7 million in the first nine months of 2013 compared to $158.2 million during the same period of 2012, a decrease of $18.5 million. The year-over-year decrease in non-interest expense was primarily due to the $8.0 million of IPO-related expenses recorded during the third quarter of 2012, coupled with lower professional fees of $5.6 million and lower OREO and problem loan expenses of $6.8 million. This was complemented by decreases in most other non-interest expense categories, with the exception of the $3.4 million of one-time charges related to banking center closures and the $3.5 million increase in occupancy and equipment expense primarily as a result of the additional depreciation of the premises and equipment purchased in the Bank of Choice and Community Banks of Colorado acquisitions.
Conference Call
Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, October 25, 2013. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/(615) 800-6832 (International) using the Conference ID of 64518392 and asking for the National Bank Holdings Corporation Third Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through November 8, 2013, by dialing (855) 859-2056 (United States)/(404) 537-3406 (International) using the Conference ID of 64518392. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” and "tangible common equity to tangible assets," are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “anticipate,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), as supplemented from time to time in our periodic reports filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions of financial institutions; the Company's ability to complete the integration of its retirement center locations and the exit of its California banking centers on the anticipated timeline and at the expected cost; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and its reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; political instability, acts of war or terrorism and natural disasters; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Total interest and dividend income	$49,522	$48,478	$56,042	$148,098	$178,777
Total interest expense	4,007	4,191	6,546	12,727	24,110
Net interest income before provision for loan losses	45,515	44,287	49,496	135,371	154,667
Provision for loan losses on 310-30 loans	(313)	1,003	3,663	999	17,398
Provision for loan losses on non 310-30 loans	750	667	1,600	2,525	7,927
Net interest income after provision for loan losses	45,078	42,617	44,233	131,847	129,342
Non-interest income:
FDIC indemnification asset accretion	(4,208)	(2,966)	(2,832)	(11,843)	(9,165)
Other FDIC loss-sharing income	(1,191)	1,193	1,503	3,278	9,278
Service charges	4,334	3,923	4,466	11,944	13,170
Bank card fees	2,482	2,558	2,484	7,509	7,168
Gain on sale of mortgages, net	345	474	283	1,125	886
Gain on sale of securities, net	—	—	—	—	674
Gain on previously charged-off acquired loans	224	451	837	1,118	2,627
Other non-interest income	1,352	1,691	1,322	4,682	3,744
Total non-interest income	3,338	7,324	8,063	17,813	28,382
Non-interest expense:
Salaries and employee benefits	22,639	23,768	27,182	69,363	72,226
Occupancy and equipment	6,556	5,870	5,570	18,391	14,845
Professional fees	791	858	2,669	3,045	8,612
Other real estate owned expenses	459	2,497	3,468	7,675	12,152
Problem loan expenses	1,134	896	2,267	4,361	6,704
Intangible asset amortization	1,336	1,337	1,353	4,009	4,020
Banking center closure related expenses	3,389	—	—	3,389	—
Initial public offering related expenses	—	—	7,566	—	7,974
Other non-interest expense	10,309	10,004	9,882	29,494	31,698
Total non-interest expense	46,613	45,230	59,957	139,727	158,231
Income (loss) before income taxes	1,803	4,711	(7,661)	9,933	(507)
Income tax expense	856	1,813	230	4,006	3,039
Net income (loss)	$947	$2,898	$(7,891)	$5,927	$(3,546)
Income (loss) per share - basic	$0.02	$0.06	$(0.15)	$0.11	$(0.07)
Income (loss) per share - diluted	$0.02	$0.06	$(0.15)	$0.11	$(0.07)

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition
(Dollars in thousands, except share and per share data)
	September 30, 2013	June 30, 2013	September 30, 2012	December 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$349,244	$302,756	$664,699	$769,180
Securities purchased under agreements to resell	75,000	100,000	—	—
Investment securities available-for-sale	1,889,962	2,046,536	1,739,632	1,718,028
Investment securities held-to-maturity	664,717	592,661	643,661	577,486
Non-marketable securities	31,725	31,775	33,046	32,996
Loans receivable, net	1,742,813	1,723,287	1,929,526	1,832,702
Allowance for loan losses	(11,419)	(11,847)	(17,496)	(15,380)
Loans, net	1,731,394	1,711,440	1,912,030	1,817,322
Loans held for sale	5,265	6,288	8,273	5,368
FDIC indemnification asset, net	58,086	59,883	113,195	86,923
Other real estate owned	70,753	79,299	129,345	94,808
Premises and equipment, net	117,285	120,746	118,385	121,436
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	23,566	24,902	28,901	27,575
Other assets	85,342	84,772	72,029	100,023
Total assets	$5,161,969	$5,220,688	$5,522,826	$5,410,775
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$689,405	$667,786	$648,808	$677,985
Interest bearing demand deposits	430,123	476,215	484,760	529,996
Savings and money market	1,297,585	1,246,760	1,202,938	1,240,020
Total transaction deposits	2,417,113	2,390,761	2,336,506	2,448,001
Time deposits	1,534,390	1,596,966	1,945,218	1,752,718
Total deposits	3,951,503	3,987,727	4,281,724	4,200,719
Securities sold under agreements to repurchase	116,471	122,879	46,192	53,685
Other liabilities	62,745	65,839	99,075	65,812
Total liabilities	4,130,719	4,176,445	4,426,991	4,320,216
Stockholders' equity:
Common stock	512	514	522	523
Additional paid in capital	989,614	991,538	1,005,627	1,006,194
Retained earnings	41,266	42,941	42,934	43,273
Treasury stock	—	—	—	(4)
Accumulated other comprehensive income (loss), net of tax	(142)	9,250	46,752	40,573
Total stockholders' equity	1,031,250	1,044,243	1,095,835	1,090,559
Total liabilities and stockholders' equity	$5,161,969	$5,220,688	$5,522,826	$5,410,775
SHARE DATA
Average basic shares outstanding	51,454,200	52,055,434	52,191,239	52,296,704
Average diluted shares outstanding	51,501,980	52,081,326	52,191,239	52,372,806
Ending shares outstanding	51,213,044	51,377,198	52,191,239	52,327,672
Common book value per share	$20.14	$20.33	$21.00	$20.84
Tangible common book value per share (1)	$18.60	$18.76	$19.35	$19.23
Tangible common book value per share, excluding accumulated other comprehensive income (loss)(1)	$18.60	$18.58	$18.46	$18.46
CAPITAL RATIOS
Average equity to average assets	19.97%	20.72%	19.41%	20.09%
Tangible common equity to tangible assets (1)	18.74%	18.75%	18.58%	18.89%
Leverage ratio	18.54%	18.69%	17.71%	18.21%
(1) Ratio represents non-GAAP financial measure. See non-GAAP reconciliation on page 13 that adjusts for goodwill net of deferred tax liabilities.

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	September 30, 2013			June 30, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans
Commercial	$68,250	$272,114	$340,364	$73,326	$203,889	$277,215
Commercial real estate	325,701	288,752	614,453	409,361	267,655	677,016
Agriculture	37,882	117,464	155,346	42,121	113,428	155,549
Residential real estate	72,409	523,160	595,569	81,779	492,354	574,133
Consumer	8,768	28,313	37,081	10,878	28,496	39,374
Total	$513,010	$1,229,803	$1,742,813	$617,465	$1,105,822	$1,723,287
Covered	$309,380	$56,966	$366,346	$389,484	$64,321	$453,805
Non-covered	203,630	1,172,837	1,376,467	227,981	1,041,501	1,269,482
Total	$513,010	$1,229,803	$1,742,813	$617,465	$1,105,822	$1,723,287

Strategic/Non-Strategic Period-End Loan Balances:

	September 30, 2013			June 30, 2013
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$262,384	$77,980	$340,364	$192,415	$84,800	$277,215
Commercial real estate	326,679	287,774	614,453	318,666	358,350	677,016
Agriculture	144,784	10,562	155,346	144,356	11,193	155,549
Residential real estate	561,770	33,799	595,569	535,690	38,443	574,133
Consumer	34,002	3,079	37,081	35,818	3,556	39,374
Total	$1,329,619	$413,194	$1,742,813	$1,226,945	$496,342	$1,723,287

Originations:

		Third	Second	First	Fourth	Third
		quarter	quarter	quarter	quarter	quarter
		2013	2013	2013	2012	2012
Commercial		$80,833	$24,982	$15,150	$30,988	$25,640
Commercial real estate		50,081	31,553	36,749	20,993	11,135
Agriculture		5,689	22,901	9,446	28,978	24,328
Residential real estate		51,749	86,161	45,808	52,778	60,320
Consumer		3,326	3,157	2,211	6,025	6,505
Total		$191,678	$168,754	$109,364	$139,762	$127,928

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	Three months ended September 30, 2013			Three months ended June 30, 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$554,750	$19,603	14.14%	$671,546	$18,710	11.14%
Non 310-30 loans (1) (2)	1,149,312	15,725	5.43%	1,057,144	15,610	5.92%
Investment securities available-for-sale	1,983,108	8,851	1.79%	2,110,138	9,252	1.75%
Investment securities held-to-maturity	648,799	4,688	2.89%	532,552	4,344	3.26%
Other securities	31,754	388	4.89%	32,110	388	4.83%
Interest earning deposits and securities purchased under agreements to resell	379,537	267	0.28%	308,280	174	0.23%
Total interest earning assets	$4,747,260	$49,522	4.14%	$4,711,770	$48,478	4.13%
Cash and due from banks	60,410			59,726
Other assets	402,496			439,328
Allowance for loan losses	(11,668)			(12,855)
Total assets	$5,198,498			$5,197,969
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,744,705	$1,085	0.25%	$1,727,760	$1,061	0.25%
Time deposits	1,561,552	2,880	0.73%	1,628,332	3,110	0.77%
Securities sold under agreements to repurchase	120,654	42	0.14%	60,924	20	0.13%
Total interest bearing liabilities	$3,426,911	$4,007	0.46%	$3,417,016	$4,191	0.49%
Demand deposits	668,400			649,323
Other liabilities	65,219			54,480
Total liabilities	4,160,530			4,120,819
Stockholders' equity	1,037,968			1,077,150
Total liabilities and stockholders' equity	$5,198,498			$5,197,969
Net interest income		$45,515			$44,287
Interest rate spread			3.68%			3.64%
Net interest earning assets	$1,320,349			$1,294,754
Net interest margin			3.80%			3.77%
Ratio of average interest earning assets to average interest bearing liabilities	138.53%			137.89%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended September 30, 2013 and June 30, 2013 were $6.1 million and $8.4 million, and interest income was $101 thousand and $118 thousand for the same periods, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Allowance For Loan Losses Analysis (1):
	As of and for the three months ended:
	September 30, 2013			June 30, 2013
	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total
Beginning allowance for loan losses	$2,195	$9,652	$11,847	$2,149	$10,740	$12,889
Net charge-offs	(278)	(587)	(865)	(957)	(1,755)	(2,712)
Provision	(313)	750	437	1,003	667	1,670
Ending allowance for loan losses	$1,604	$9,815	$11,419	$2,195	$9,652	$11,847
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.20%	0.20%	0.20%	0.57%	0.67%	0.63%
% of net charge-offs from covered loans, respectively	18.25%	61.09%	47.31%	40.76%	32.11%	35.16%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.31%	0.80%	0.66%	0.36%	0.87%	0.69%
Ratio of total non-performing loans to total loans, respectively	3.29%	2.31%	2.60%	3.02%	2.63%	2.77%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	9.52%	34.50%	25.20%	11.76%	33.17%	24.81%
Total loans	$513,010	$1,229,803	$1,742,813	$617,465	$1,105,822	$1,723,287
Average total loans during the period	$554,750	$1,143,223	$1,697,973	$671,546	$1,048,772	$1,720,318
Total non-covered loans	$203,630	$1,172,837	$1,376,467	$227,981	$1,041,501	$1,269,482
Total non-performing loans	$16,857	$28,453	$45,310	$18,661	$29,099	$47,760

Past Due Loans(1):
	September 30, 2013			June 30, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total
Non-accrual loans	$16,857	$13,994	$30,851	$18,661	$14,204	$32,865
Loans 30-89 days past due and still accruing interest	27,900	2,247	30,147	17,107	3,314	20,421
Loans 90 days past due and still accruing interest	62,324	169	62,493	93,144	25	93,169
Total past due and non-accrual loans	$107,081	$16,410	$123,491	$128,912	$17,543	$146,455
Total past due and non-accrual loans to total loans, respectively	20.87%	1.33%	7.09%	20.88%	1.59%	8.50%
Total non-accrual loans to total loans, respectively	3.29%	1.14%	1.77%	3.02%	1.28%	1.91%
% of total past due and non-accrual loans that carry fair value marks	100.00%	38.65%	91.85%	100.00%	38.13%	92.59%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	82.56%	16.10%	73.73%	79.98%	17.03%	72.44%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	September 30, 2013			June 30, 2013
	Non-covered	Covered	Total	Non-covered	Covered	Total
Total non-accrual loans	$11,591	$19,260	$30,851	$11,457	$21,408	$32,865
Total loans 90 days past due and still accruing interest	169	—	169	25	—	25
Accruing restructured loans (2)	8,286	6,004	14,290	7,788	7,082	14,870
Total non-performing loans	20,046	25,264	45,310	19,270	28,490	47,760
OREO	26,671	44,082	70,753	33,757	45,542	79,299
Other repossessed assets	784	481	1,265	696	514	1,210
Total non-performing assets	$47,501	$69,827	$117,328	$53,723	$74,546	$128,269
Allowance for loan losses			$11,419			$11,847
Total non-performing loans to loans, respectively	1.46%	6.90%	2.60%	1.52%	6.28%	2.77%
Total non-performing assets to total assets			2.27%			2.46%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Includes restructured loans less than 90 days past due and still accruing.

Changes in Accretable Yield:
			For the three months ended			Life-to-date
			September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013
Accretable yield at beginning of period			$128,542	$127,215	$158,082	$—
Additions through acquisitions			—	—	—	214,994
Reclassification from non-accretable difference to accretable yield			17,626	21,590	17,491	161,341
Reclassification to non-accretable difference from accretable yield			(2,479)	(1,553)	(2,697)	(18,264)
Accretion			(19,603)	(18,710)	(24,008)	(233,985)
Accretable yield at end of period			$124,086	$128,542	$148,868	$124,086

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended			As of and for the nine months ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Key Ratios (1)
Return on average assets	0.07%	0.22%	-0.56%	0.15%	-0.08%
Return on average tangible assets (2)	0.14%	0.29%	-0.51%	0.22%	-0.03%
Return on average equity	0.36%	1.08%	-2.86%	0.74%	-0.43%
Return on average tangible common equity (2)	0.73%	1.49%	-2.78%	1.13%	-0.15%
Return on risk weighted assets	0.19%	0.61%	-1.65%	0.40%	-0.25%
Interest earning assets to interest bearing liabilities (end of period) (3)	139.44%	137.95%	133.44%	139.44%	133.44%
Loans to deposits ratio (end of period)	44.24%	43.37%	45.26%	44.24%	45.26%
Non-interest bearing deposits to total deposits (end of period)	17.45%	16.75%	15.15%	17.45%	15.15%
Net interest margin (4)	3.80%	3.77%	3.92%	3.82%	3.95%
Interest rate spread (5)	3.68%	3.64%	3.76%	3.69%	3.77%
Yield on earning assets (3)	4.14%	4.13%	4.44%	4.18%	4.56%
Cost of interest bearing liabilities (3)	0.46%	0.49%	0.68%	0.49%	0.79%
Cost of deposits	0.40%	0.42%	0.59%	0.42%	0.69%
Non-interest expense to average assets	3.56%	3.49%	4.22%	3.57%	3.58%
Efficiency ratio (6)	92.68%	85.05%	101.82%	88.60%	84.25%
Asset Quality Data (7) (8) (9)
Non-performing loans to total loans	2.60%	2.77%	1.94%	2.60%	1.94%
Covered non-performing loans to total non-performing loans	55.76%	59.65%	19.98%	55.76%	19.98%
Non-performing assets to total assets	2.27%	2.46%	3.05%	2.27%	3.05%
Covered non-performing assets to total non-performing assets	59.51%	58.12%	43.12%	59.51%	43.12%
Allowance for loan losses to total loans	0.66%	0.69%	0.91%	0.66%	0.91%
Allowance for loan losses to total non-covered loans	0.83%	0.93%	1.44%	0.83%	1.44%
Allowance for loan losses to non-performing loans	25.20%	24.81%	46.52%	25.20%	46.52%
Net charge-offs to average loans	0.20%	0.63%	1.03%	0.58%	1.26%
(1) Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliation on page 14.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income.
(7)
Non-performing loans consist of non-accruing loans, loans 90 days or more past due and still accruing interest and restructured loans, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures
(Dollars in thousands, except share and per share data)

Statements of Financial Condition Non-GAAP Reconciliations

	September 30, 2013	June 30, 2013	September 30, 2012	December 31, 2012
Total stockholders' equity	$1,031,250	$1,044,243	$1,095,835	$1,090,559
Less: goodwill	(59,630)	(59,630)	(59,630)	(59,630)
Add: deferred tax liability related to goodwill	4,284	3,896	2,733	3,121
Less: intangible assets, net	(23,566)	(24,902)	(28,901)	(27,575)
Tangible common equity (1)	$952,338	$963,607	$1,010,037	$1,006,475

Total assets	$5,161,969	$5,220,688	$5,522,826	$5,410,775
Less: goodwill	(59,630)	(59,630)	(59,630)	(59,630)
Add: deferred tax liability related to goodwill	4,284	3,896	2,733	3,121
Less: intangible assets, net	(23,566)	(24,902)	(28,901)	(27,575)
Tangible assets (1)	$5,083,057	$5,140,052	$5,437,028	$5,326,691

Total stockholders' equity to total assets	19.98%	20.00%	19.84%	20.16%
Less: impact of goodwill and intangible assets, net	-1.24%	-1.25%	-1.26%	-1.27%
Tangible common equity to tangible assets (1)	18.74%	18.75%	18.58%	18.89%

Common book value per share calculations:
Total stockholders' equity	$1,031,250	$1,044,243	$1,095,835	$1,090,559
Divided by: ending shares outstanding	51,213,044	51,377,198	52,191,239	52,327,672
Common book value per share	$20.14	$20.33	$21.00	$20.84

Tangible common book value per share calculations:
Tangible common equity	$952,338	$963,607	$1,010,037	$1,006,475
Divided by: ending shares outstanding	51,213,044	51,377,198	52,191,239	52,327,672
Tangible common book value per share (1)	$18.60	$18.76	$19.35	$19.23

Tangible common book value per share, excluding accumulated other comprehensive income (loss) calculations:
Tangible common equity	$952,338	$963,607	$1,010,037	$1,006,475
Less: accumulated other comprehensive income (loss)	142	(9,250)	(46,752)	(40,573)
Tangible common book value, excluding accumulated other comprehensive income (loss)	952,480	954,357	963,285	965,902
Divided by: ending shares outstanding	51,213,044	51,377,198	52,191,239	52,327,672
Tangible common book value per share, excluding accumulated other comprehensive income (loss)(1)	$18.60	$18.58	$18.46	$18.46

(1) During the quarter, we modified the calculation of tangible common book value to adjust for goodwill net of deferred tax liabilities, driven by the asset purchase structure used in our bank acquisitions. All prior periods have been restated.

	As of and for the three months ended			As of and for the nine months ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Return on average assets	0.07%	0.22%	-0.56%	0.15%	-0.08%
Add: impact of goodwill and intangible assets, after tax, net	0.00%	0.00%	-0.01%	0.00%	0.00%
Add: impact of core deposit intangible expense, after tax	0.07%	0.07%	0.06%	0.07%	0.05%
Return on average tangible assets	0.14%	0.29%	-0.51%	0.22%	-0.03%

Return on average equity	0.36%	1.08%	-2.86%	0.74%	-0.43%
Add: impact of goodwill and intangible assets, after tax, net	0.03%	0.08%	-0.24%	0.06%	-0.04%
Add: impact of core deposit intangible expense, after tax	0.34%	0.33%	0.32%	0.33%	0.32%
Return on average tangible common equity	0.73%	1.49%	-2.78%	1.13%	-0.15%